Exhibit 10.1

VENTURE LOAN AND SECURITY AGREEMENT

Dated as of February 26, 2020

by and among

HORIZON TECHNOLOGY FINANCE CORPORATION,

a Delaware corporation

312 Farmington Avenue

Farmington, CT 06032,

as a Lender and Collateral Agent,

CASTLE CREEK BIOSCIENCES, INC.

a Delaware corporation

330 N. Wabash

Chicago, IL 60611,

as Borrower Representative and a Co-Borrower,

FIBROCELL SCIENCE, INC.

a Delaware corporation

330 N. Wabash

Chicago, IL 60611,

as a Co-Borrower,

and

CASTLE CREEK BIOSCIENCES, LLC

a Delaware limited liability company

330 N. Wabash

Chicago, IL 60611,

as a Co-Borrower

Loan A Commitment Amount: $5,000,000     Loan A Commitment Termination Date: February 28, 2020

Loan B Commitment Amount: $5,000,000     Loan B Commitment Termination Date: February 28, 2020

Loan C Commitment Amount: $5,000,000     Loan C Commitment Termination Date: February 28, 2020

Loan D Commitment Amount: $5,000,000     Loan D Commitment Termination Date: February 28, 2020

Loan E Commitment Amount: $5,000,000     Loan E Commitment Termination Date: June 30, 2021

The Lender, Collateral Agent and Co-Borrowers hereby agree as follows:

AGREEMENT

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means an agreement acceptable to Lender which perfects via control Lender’s and Collateral Agent’s security interest in each Co-Borrower’s deposit accounts and/or securities accounts.

“Affiliate” means, with respect to any Person, any other Person that owns or controls directly or indirectly twenty-five percent (25%) or more of the stock of another entity of such Person and any other Person that controls or is controlled by or is under common control with such Person. For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Securities, by contract or otherwise and the terms “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” means this certain Venture Loan and Security Agreement by and among Co-Borrowers, Collateral Agent and Lender dated as of the date on the cover page hereto (as it may from time to time be amended, restated, modified or supplemented in a writing signed by Co-Borrowers, Collateral Agent and Lender).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Borrower Representative” means Borrower Representative as set forth on the cover page of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in Connecticut or Illinois.

“Claim” has the meaning given such term in Section 10.3 of this Agreement.

“Co-Borrower” means a Co-Borrower as set forth on the cover page of this Agreement, and “Co-Borrowers” means all Co-Borrowers collectively.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of Connecticut, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Connecticut, the term “Code” shall also mean the Uniform Commercial

Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Collateral Agent” means Horizon, or any successor collateral agent appointed by Lenders.

“Commitment Amount” means the Loan A Commitment Amount, the Loan B Commitment Amount, the Loan C Commitment Amount, the Loan D Commitment Amount or the Loan E Commitment Amount, as applicable.

“Commitment Fee” has the meaning given such term in Section 2.6(c) of this Agreement.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to five percent (5%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Disclosure Schedule” means Exhibit A attached hereto.

“Disqualified Institution” means any Person set forth on Exhibit F attached hereto. “Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Engagement Letter” means that certain Engagement Letter, dated July 16, 2019, between the Borrower Representative and Paragon Health Capital, LLC, as amended, restated, supplemented or otherwise modified from time to time.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“Excluded Accounts” means (a) any payroll account so long as such payroll account is a zero balance account or is funded no earlier than the Business Day immediately prior to the date of any payroll disbursements and in an amount not exceeding the same, (b) petty cash accounts, amounts on deposit in which do not exceed Ten Thousand Dollars ($10,000) in the aggregate at any one time, (c) accounts to secure Co-Borrowers’ credit cards, amounts on deposit in which do not exceed Three Hundred Thousand Dollars ($350,000) in the aggregate and (d) withholding tax and fiduciary accounts.

“Excluded Domestic Holdco” means a Domestic Subsidiary substantially all of the assets of which consist of Equity Securities of one or more Foreign Subsidiaries.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of a Foreign Subsidiary or (b) an Excluded Domestic Holdco.

“Excluded Equity” means (i) any voting stock in excess of 65% of the outstanding voting stock of any Excluded Domestic Holdco or first tier Foreign Subsidiary and (ii) any Equity Securities of a direct or indirect Subsidiary of a Foreign Subsidiary or an Excluded Domestic Holdco.

“Excluded Property” means, collectively, (i) Excluded Equity, (ii) any permit or license or any contractual obligation entered into by any Co-Borrower or any Subsidiary of a Co-Borrower (A) that prohibits or requires the consent of any Person other than a Co-Borrower and its Affiliates which has not been obtained as a condition to the creation by such Co-Borrower or Subsidiary of a Lien on any right, title or interest in such permit, license or contractual obligation or any Equity Securities related thereto or (B) to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other requirement of law, (iii) property owned by any Co-Borrower or any Subsidiary of a Co-Borrower that is subject to a purchase money Lien or a capital lease permitted under this Agreement if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than a Co-Borrower and its Affiliates which has not been obtained as a condition to the creation of any other Lien on such equipment, and (iv) any Intellectual Property; provided, however, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Excluded Subsidiary” means each Excluded Domestic Subsidiary and each Foreign Subsidiary.

“Excluded Taxes” means any of the following taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) U.S. federal withholding taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Loan or Commitment or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.4(c), amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) taxes attributable to Lender’s failure to comply with Section 2.14(c)(iv), and (d) any withholding taxes imposed under FATCA.

“FATCA” has the meaning given such term in Section 2.4(c)(iv) of this Agreement.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“Funding Certificate” means a certificate executed by a duly authorized Responsible Officer of Borrower Representative substantially in the form of Exhibit B or such other form as Lender may agree to accept.

“Funding Date” means any date on which a Loan is made to or on account of any Co-Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Good Faith Deposit” has the meaning given such term in Section 2.6(a) of this Agreement.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Horizon” means Horizon Technology Finance Corporation.

“Indebtedness” means, with respect to any Person, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person; provided, that Indebtedness shall not include (i) accrued expenses, including any accrued and unpaid management fees, and deferred compensation and customary obligations under employment arrangements and (ii) operating leases.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Indemnified Taxes” means taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Co-Borrower under any Loan Document.

“Intellectual Property” means any of the following, whether registered or unregistered: (i) patents, patentable inventions, patent rights (and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), (ii) trademarks, trade names, trade dress, service marks (and the goodwill associated therewith), (iii) copyrights and like protections in each work or authorship and derivative work thereof, whether published or unpublished, mask works, (iv) software and computer programs, source code, object code, (v) trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

“Internal Revenue Code” has the meaning given such term in Section 5.19 of this Agreement.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Landlord Agreement” means an agreement substantially in the form provided by Lender to Co-Borrowers or such other form as Lender may reasonably agree to accept.

“Lender” means the Lender as set forth on the cover page of this Agreement.

“Lender’s Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of the Loan Documents; and all of Lender’s reasonable attorneys’ fees, costs and expenses incurred in enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including all reasonable fees and costs incurred by Lender in connection with such Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against and Co-Borrower, any Subsidiary or their respective Property.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan” means each advance of credit by Lender to Co-Borrowers under this Agreement.

“Loan A” means the advance of credit by Lender to Co-Borrowers under this Agreement in the Loan A Commitment Amount.

“Loan A Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan A Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan A Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan Amortization Date” means, with respect to each Loan, the Payment Date on which Co-Borrowers are required, pursuant to Section 2.2 (a) below, to commence making equal payments of principal plus accrued interest on the outstanding principal amount of such Loan.

“Loan B” means the advance of credit by Lender to Co-Borrowers under this Agreement in the Loan B Commitment Amount.

“Loan B Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan B Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan B Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan C” means the advance of credit by Lender to Co-Borrowers under this Agreement in the Loan C Commitment Amount.

“Loan C Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan C Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan C Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan D” means the advance of credit by Lender to Co-Borrowers under this Agreement in the Loan D Commitment Amount.

“Loan D Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan D Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan D Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes, the Warrants, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into by the Co-Borrowers in connection with this Agreement.

“Loan E” means the advance of credit by Lender to Co-Borrowers under this Agreement in the Loan E Commitment Amount.

“Loan E Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan E Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan E Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan Rate” means, with respect to each Loan, the per annum rate of interest equal to 7.50% (the “Applicable Margin”) plus the greater of (i) 1.80% per annum (the “Benchmark Floor”) and (ii) the one month LIBOR Rate (rounded to the nearest one hundredth percent), as reported in the Wall Street Journal (the “Benchmark Rate”), provided, however that to the extent LIBOR (a) is no longer reported in the Wall Street Journal, (b) is no longer widely used as a benchmark market rate for new facilities of this type, or (c) becomes permanently unavailable, Lender and Borrower Representative shall select a comparable successor benchmark rate (the “Successor Benchmark Rate”), which shall be applied in a manner consistent with market practice, or if there is no consistent market practice, such successor rate shall be applied in a manner reasonably determined by Lender; provided that upon implementation of the Successor Benchmark Rate (which implementation, in the case of clause (c) above, shall occur one month prior to LIBOR becoming permanently unavailable), if the Loan Rate, calculated using the Successor Benchmark Rate and without giving effect to the Benchmark Floor (the “New Loan Rate”), differs from the Loan Rate for the prior month (or in the case of clause (c) above, for the current month), calculated using the Benchmark Rate and without giving effect to the Benchmark Floor (the “Prior Loan Rate”), the Applicable Margin shall be adjusted so that the Prior Loan Rate and New Loan Rate are equivalent. Notwithstanding the foregoing, in no event shall the Loan Rate be less than 9.3%.

“Management Agreement” means that certain Second Amended and Restated Management Services Agreement, dated as of October 9, 2018 by and among Paragon, Castle Creek Biosciences, LLC, a Delaware limited liability company (formerly known as Castle Creek Pharmaceuticals, LLC) and, solely with respect to Section 6 thereof, Jeffrey S. Aronin, as amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business or operations of the Co-Borrowers taken as a whole, (b) the ability of the Co-Borrowers, taken as a whole, to perform their Obligations under the Loan Documents or (c) the Collateral or Collateral Agent’s or Lender’s security interest in the Collateral.

“Maturity Date” means, with respect to each Loan, forty-eight (48) months from the first day of the month next following the month in which the Funding Date for such Loan occurs, or if earlier, the date of acceleration of such Loan following an Event of Default or the date of prepayment, whichever is applicable.

“Note” means each promissory note executed in connection with a Loan in substantially the form of Exhibit C attached hereto.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by any Co-Borrower to Collateral Agent or Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents (other than the Warrants), or by any other agreement between Lender and any Co-Borrower (other than the Warrants), and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lender’s Expenses.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lender may agree to accept.

“Owned Intellectual Property” means all Intellectual Property that is owned by any Co-Borrower.

“Paragon” means Paragon Biosciences, LLC, a Delaware limited liability company.

“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

“Permitted Indebtedness” means and includes:

(a) Indebtedness of Co-Borrowers to Lender under the Loan Documents;

(b) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(c) Indebtedness of any Co-Borrower or any Subsidiary of a Co-Borrower existing on the date hereof and set forth on the Disclosure Schedule;

(d) intercompany Indebtedness owed by any Subsidiary to any Co-Borrower or any wholly-owned Subsidiary, as applicable; provided that, if applicable, such Indebtedness is also permitted as a Permitted Investment and, in the case of such Indebtedness owed to any Co-Borrower, such Indebtedness shall be evidenced by one or more promissory notes;

(e) Indebtedness not to exceed Four Million Dollars ($4,000,000) in the aggregate at any time outstanding, consisting of capital lease obligations or secured by Liens permitted under clause (f) of the definition of “Permitted Liens”;

(f) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness under subsections (c), (d) and (e) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon any Co-Borrower or Co-Borrowers in the aggregate;

(g) other unsecured Indebtedness not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any time outstanding;

(h) Indebtedness arising under guaranties made in the ordinary course of business of obligations of any Co-Borrower or any of its Subsidiaries, which obligations are otherwise permitted hereunder;

(i) endorsements for collection or deposit in the ordinary course of business; and

(j) Indebtedness consisting of promissory notes issued by Borrower Representative to any stockholder of Borrower Representative or any current or former director, officer, employee, member of management, manager or consultant of any Co-Borrower or any Subsidiary of a Co-Borrower (or their respective immediate family members) to finance the purchase or redemption of Equity Securities permitted by Section 7.5(b).

“Permitted Investments” means and includes any of the following Investments as to which Collateral Agent and Lender have a perfected security interest:

(a) Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(b) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance;

(c) Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;

(d) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(e) (i) Investments by any Co-Borrower and its Subsidiaries in their Subsidiaries outstanding on the date hereof and (ii) Investments by any Co-Borrower and its Subsidiaries in any Co-Borrower or any Subsidiaries of any Co-Borrower; provided that any such Investments pursuant to this clause (ii) in any Subsidiaries that are not guarantors of the Obligations shall not exceed such amounts necessary to allow Subsidiaries to pay franchise taxes, registered agent fees and other fees, costs and expenses incurred in connection with the preservation of their corporate existence; and

(f) Investments acquired in connection with the settlement of delinquent obligations of suppliers or customers in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(g) Investments consisting of loans made by Borrower Representative to officers, directors and employees of a Co-Borrower or its Subsidiaries which are used by such Persons to purchase simultaneously Equity Securities of Borrower Representative;

(h) Investments existing on the date hereof and set forth on the Disclosure Schedule;

(i) Investments comprised of Indebtedness permitted under clause (h) of the definition of “Permitted Indebtedness”;

(j) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business; and

(k) other Investments aggregating not in excess of One Hundred Thousand Dollars ($100,000) at any time.

“Permitted Liens” means and includes:

(a) the Liens created by this Agreement;

(b) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that the Co-Borrowers have adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of the applicable Co-Borrowers);

(c) Liens identified on the Disclosure Schedule;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to any Co-Borrower or Co-Borrowers in the aggregate, and that a Co-Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of such Co-Borrower);

(e) (i) non-exclusive licenses for the use of Intellectual Property of any Co-Borrower or its Subsidiaries in the ordinary course of business and (ii) licenses for the use of Intellectual Property of any Co-Borrower or its Subsidiaries that do not result in a legal transfer of ownership of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(f) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations or to secure liability to insurance carriers;

(g) Liens consisting of judgment or judicial attachment liens (other than for payment of taxes), provided that the enforcement of such Liens is effectively stayed and the existence of such judgment does not constitute an Event of Default under Section 8.9;

(h) (i) Liens on any property acquired or held by any Co-Borrower or any Subsidiary of any Co-Borrower securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such property and permitted under clause (e) of the definition of “Permitted Indebtedness”; provided that (x) such Lien attaches solely to the property so acquired in such transaction and the proceeds thereof and (y) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property; and (ii) Liens securing capital lease obligations permitted under clause (e) of the definition of “Permitted Indebtedness”;

(i) non-exclusive licenses and sublicenses (other than in respect of Intellectual Property) granted by a Co-Borrower or any Subsidiary of a Co-Borrower and leases and subleases (by a Co-Borrower or any Subsidiary of a Co-Borrower as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of the Co-Borrowers or any of their Subsidiaries;

(j) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC;

(k) Liens (including the right of set off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(l) Liens arising from precautionary UCC financing statements (or equivalent filings or registrations) filed under any lease permitted by this Agreement;

(m) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens under subsections (c) and (h) above; provided that, the principal amount of the Indebtedness may not increase and any such extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien; and

(n) other Liens securing obligations otherwise permitted hereunder not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Positive Phase III Data” means that there is a statistically significant difference in the proportion of subjects who have complete (>/= 90%) wound closure of the active-treated lesion in the Primary Wound Pair compared to the proportion of subjects who have complete wound closure of the untreated (control) lesion in the Primary Wound Pair at 12 weeks post administration of the first dose of FCX-007.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Register” has the meaning given such term in Section 12.1 of this Agreement.

“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.

“Restricted License” means any license of Intellectual Property pursuant to which any Co-Borrower is the licensee and such license or agreement is material to any Co-Borrower’s business and (a) that prohibits or otherwise restricts any Co-Borrower from granting a security interest in such Co-Borrower’s interest in such license or any other property or (b) for which a default under or termination thereof could interfere with Collateral Agent’s or Lender’s right to sell any Collateral.

“Right of Use Agreement” means that certain Right of Use Agreement, effective as of November 1, 2019, by and between Paragon and Castle Creek Biosciences, LLC, a Delaware limited liability company (formerly known as Castle Creek Pharmaceuticals, LLC), as amended, restated, supplemented or otherwise modified from time to time.

“Rights to Payment” has the meaning given such term in Section 4.1 of this Agreement.

“Sanctions” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC and the United States Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Solvent” has the meaning given such term in Section 5.12 of this Agreement.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by any Co-Borrower directly or indirectly through Subsidiaries.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

“Twelve Months Operating Cash” means the amount equal to the absolute value of the product of (A) four and (B) the amount determined by subtracting (a) the amount determined by subtracting (i) cash received by a Co-Borrower as a result of the sale of Equity Securities or the issuance of debt instruments during the three calendar months (the “Cash Burn Period”) immediately preceding the first day of the calendar month in which such Redemption is to be made (the “Cash Calculation Date”) from (ii) Co-Borrowers’ cash on the Cash Calculation Date (as evidenced by the aggregate cash shown on the Co-Borrower’s bank account statements on the Cash Calculation Date), from (b) Co-Borrowers’ cash on the first day of the Cash Burn Period (as evidenced by the aggregate cash shown on the Co-Borrower’s bank account statements).

“U.S. Tax Compliance Certificate” has the meaning given such term in Section 2.4(c)(iv) of this Agreement.

“Warrant” means the separate warrant or warrants dated on or about the date hereof in favor of each Lender or its designees to purchase securities of Borrower Representative.

1.2 Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time (subject, in the case of clauses (b) and (c), to any restrictions on such replacement, amendment, modification or supplement set forth in the Loan Documents). The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless the context requires otherwise, any reference in this Agreement or any other Loan Document to any Person shall be construed to include such Person’s successors and assigns. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code; provided that no change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Co-Borrowers shall be given effect for purposes of measuring compliance with any provision of the Loan Documents unless the Co-Borrowers and Lender agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any provision of this Agreement to the contrary, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP but for the effectiveness of FASB ASC-842 shall continue to be accounted for as operating leases for all purposes of this Agreement, including, without limitation, for purposes of all financial definitions, calculations and covenants hereunder (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC-842 (on a prospective or retroactive basis or otherwise) to be treated as capital lease obligations in the financial statements. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2. Loans; Repayment.

2.1 Commitments.

(a) The Commitment Amounts. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lender agrees to lend to Co-Borrowers prior to the Loan A Commitment Termination Date, Loan A, prior to the Loan B Commitment Termination Date, Loan B, prior to the Loan C Commitment Termination Date, Loan C, prior to the Loan D Commitment Termination Date, Loan D and prior to the Loan E Commitment Termination Date, Loan E.

(b) The Loans and the Notes. The obligation of Co-Borrowers to repay the unpaid principal amount of and interest on each Loan shall be evidenced by a Note issued to the Lender.

(c) Use of Proceeds. The proceeds of the Loan shall be used solely for working capital or general corporate purposes of Co-Borrowers and their Subsidiaries.

(d) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, Lender’s obligation to lend the undisbursed portion of the Commitment Amount to any Co-Borrower hereunder shall terminate on the earlier of (i) at Lender’s sole election, the occurrence of any Default or Event of Default hereunder, and (ii) with respect to Loan A, the Loan A Commitment Termination Date, with respect to Loan B, the Loan B Commitment Termination Date, with respect to Loan C, the Loan C Commitment Termination Date, with respect to Loan D, the Loan D Commitment Termination Date and with respect to Loan E, the Loan E Commitment Termination Date. Notwithstanding the foregoing, Lender’s obligation to lend the undisbursed portion of its Commitment Amount to any Co-Borrower shall terminate if, in Lender’s sole discretion, there has been a material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of any Co-Borrower or Co-Borrowers in the aggregate, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by any Co-Borrower from the business plan of such Co-Borrower presented to Lender on or before the date of this Agreement.

2.2 Payments.

(a) Scheduled Payments. Co-Borrowers shall make (i) a payment of accrued interest only to Lender on the outstanding principal amount of each Loan on the first twenty-four (24) Payment Dates specified in the Note applicable to such Loan and (ii) an equal payment of principal plus accrued interest to Lender on the outstanding principal amount of each Loan on the next twenty-four (24) Payment Dates as set forth in the Note applicable to such Loan (collectively, the “Scheduled Payments”). Co-Borrowers shall make such Scheduled Payments commencing on the date set forth in the Note applicable to such Loan and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date applicable to such Loan.

(b) Interim Payment. Unless the Funding Date for a Loan is the first day of a calendar month, Co-Borrowers shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to such Loan on the first Business Day of the next calendar month.

(c) Payment of Interest. Co-Borrowers shall pay interest on each Loan at a per annum rate of interest equal to the Loan Rate. The Loan Rate shall initially be calculated using the LIBOR Rate reported in the Wall Street Journal on the date which is five (5) Business Days prior to the proposed date of disbursement of the Loan, but shall thereafter be calculated for each calendar month using the LIBOR Rate reported in the Wall Street Journal on the first calendar day of such month, provided, however, that if the first calendar day of any month is not a Business Day, the Loan Rate shall be calculated using the LIBOR Rate reported in the Wall Street Journal on the Business Day immediately preceding the first calendar day of such month. Interest (including interest at the Default Rate, if applicable) shall be computed on the basis of a 360-day year for the actual number of days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d) Application of Payments. All payments received by Lender prior to an Event of Default shall be applied as follows: (i) first, to Lender’s Expenses then due and owing; and (ii) second, ratably, to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amounts then due). After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e) Late Payment Fee. Co-Borrowers shall pay to Lender a late payment fee equal to six percent (6%) of any Scheduled Payment not paid when due to such Lender.

(f) Default Rate. Co-Borrowers shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by any Co-Borrower to Collateral Agent or Lender under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due. If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lender’s election), Co-Borrowers shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

(g) Final Payment.

(i) Loan A Final Payment. Co-Borrowers shall pay to Lender a payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Loan A Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan A, (B) an Event of Default and demand by Lender of payment in full of Loan A or (C) the Maturity Date applicable to Loan A, as applicable.

(ii) Loan B Final Payment. Co-Borrowers shall pay to Lender a payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Loan B Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan B, (B) an Event of Default and demand by Lender of payment in full of Loan B or (C) the Maturity Date applicable to Loan B, as applicable.

(iii) Loan C Final Payment. Co-Borrowers shall pay to Lender a payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Loan C Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan C, (B) an Event of Default and demand by Lender of payment in full of Loan C or (C) the Maturity Date applicable to Loan C, as applicable.

(iv) Loan D Final Payment. Co-Borrowers shall pay to Lender a payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Loan D Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan D, (B) an Event of Default and demand by Lender of payment in full of Loan D or (C) the Maturity Date applicable to Loan D, as applicable.

(v) Loan E Final Payment. To the extent Loan E is advanced by Lender, Co-Borrowers shall pay to Lender a payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Loan E Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan E, (B) an Event of Default and demand by Lender of payment in full of Loan E or (C) the Maturity Date applicable to Loan E, as applicable.

(h) Force Majeure. Notwithstanding anything in this Section 2.2 or any other provision in this Loan Agreement or the other Loan Documents to the contrary, no late payment fee or default rate interest shall be payable and no Default or Event of Default shall be deemed to exist under Section 8.1 in connection with any failure of any Co-Borrower to timely pay any amounts required to be paid under the Loan Documents when due and payable if such failure is caused by a force majeure event or an act of God.

2.3 Prepayments.

(a) Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Co-Borrowers, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lender the amount set forth in Section 2.3(b) below, as if Co-Borrowers had opted to prepay on the date of such acceleration.

(b) Optional Prepayment. Upon five (5) Business Days’ prior written notice to Lender, Co-Borrowers may, at their option, at any time, prepay all (and not less than all) of the outstanding Loans by simultaneously paying to Lender an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of the Loans; plus (ii) an amount equal to (A) if a Loan is prepaid on or before the Loan Amortization Date applicable to such Loan, four percent (4%) of the then outstanding principal balance of such Loan, (B) if a Loan is prepaid after the Loan Amortization Date applicable to such Loan, but on or before the date that is twelve (12) months after such Loan Amortization Date, three percent (3%) of the then outstanding principal balance of such Loan, or (C) if a Loan is prepaid more than twelve (12) months after the Loan Amortization Date applicable to such Loan, but prior to the date that is six (6) months prior to the Maturity Date applicable to such Loan, two percent (2%) of the then outstanding principal balance of such Loan; plus (iii) the outstanding principal balance of such Loan; plus (iv) all other sums, if any, that shall have become due and payable hereunder.

2.4 Other Payment Terms.

(a) Place and Manner. Co-Borrowers shall make all payments due to Lender in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by any Co-Borrower hereunder shall be made, in immediately available funds, not later than 2:00 p.m. Connecticut time, on the date on which such payment is due. Co-Borrowers shall make such payments to Lender via wire transfer or ACH as instructed by Lender from time to time.

(b) Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Taxes.

(i) Unless otherwise required under applicable law, any and all payments made hereunder or under the Notes shall be made free and clear of and without deduction for any taxes; provided that if any Co-Borrower shall be required to deduct any taxes from such payments, then (A) in the case of Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.4(c)) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) such Co-Borrower shall make such deductions and (C) such Co-Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(ii) The Co-Borrowers shall indemnify Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes imposed or asserted directly on Lender by any Governmental Authority on or attributable to amounts payable under this Agreement solely as a result of Lender entering into this Agreement to the extent such Indemnified Taxes are paid by Lender, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate reasonably describing the taxes imposed and the amount of such payment or liability delivered to any Co-Borrower by Lender shall be conclusive absent manifest error.

(iii) As soon as practicable after any payment of taxes by any Co-Borrower under Section 2.4(c) to a Governmental Authority, such Co-Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(iv) If Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Co-Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, Lender shall deliver to such Co-Borrower, as reasonably requested by such Co-Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. If Lender is a “United States person” under Section 7701(a)(30) of the Internal Revenue Code, such Lender shall deliver to the Borrower Representative on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. If Lender is not a “United States person” under Section 7701(a)(30) of the Internal Revenue Code, such Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative (in such number of copies as shall be requested by the Borrower Representative) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative), whichever of the following is applicable: (A) in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under the Loan Documents, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) executed copies of IRS Form W-8ECI; (C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Co-Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Co-Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or (D) to the extent a Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by Sections 1471 through 1474 of the Internal Revenue Code (“FATCA”) if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower Representative at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower Representative as may be necessary for the Co-Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

(v) If Lender receives a refund (or credit in lieu of refund) in respect of taxes paid by any Co-Borrower pursuant to this Section 2.4(c), which in the sole discretion of Lender exercised in good faith is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by such Co-Borrower in connection with such refunded taxes, to such Co-Borrower, net of all out-of-pocket expenses (including any taxes to which Lender has become subject as a result of its receipt of such refund) of Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Co-Borrowers, upon the request of the Lender, shall repay to Lender amounts paid over pursuant to the preceding clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (v), in no event will Lender be required to pay any amount to any Co-Borrower pursuant to this paragraph (v) the payment of which would place Lender in a less favorable net after-tax position than Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Co-Borrower or any other Person.

2.5 Procedure for Making the Loans.

(a) Notice. Borrower Representative shall notify Lender of the date on which Borrower Representative desires Lender to make any Loan at least five (5) Business Days in advance of the desired Funding Date, unless the Lender elects at its sole discretion to allow the Funding Date for a Loan to be made by Lender to be within five (5) Business Days of Borrower Representative’s notice. Each Co- Borrower’s execution and delivery to Lender of one or more Notes in respect of a Loan shall be such Co-Borrower’s agreement to the terms and calculations thereunder with respect to such Loan. Lender’s obligation to make any Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b) Loan Rate Calculation. Prior to each Funding Date for any Loan, Lender shall establish the Loan Rate with respect to such Loan, which shall be set forth in the Note to be executed by Co-Borrowers with respect to such Loan and shall be conclusive in the absence of a manifest error.

(c) Disbursement. Lender shall disburse the proceeds of each Loan by wire transfer to Co-Borrowers at the account specified in the Funding Certificate for such Loan.

2.6 Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.

(a) Good Faith Deposit. Borrower Representative has delivered to Lender a good faith deposit in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Good Faith Deposit”). The Good Faith Deposit paid to Lender will be credited to the Commitment Fee payable to the Lender. If the initial Funding Date does not occur because the Co-Borrowers do not elect to proceed with the Loans, Lender shall retain the Good Faith Deposit as compensation for its time, expenses and opportunity cost. If the initial Funding Date does not occur as a result of Lender’s due diligence or underwriting process, Lender shall deduct Lender’s Expenses and promptly return the balance of the Good Faith Deposit to the Co-Borrowers.

(b) Legal, Due Diligence and Documentation Expenses. Concurrently with its execution and delivery of this Agreement, Borrower Representative shall pay to Lender all of Lender’s reasonable legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents; provided that Borrower Representative shall not be required to pay Lender’s expenses in excess of One Hundred Fifty Thousand Dollars ($150,000) without Borrower Representative’s consent.

(c) Commitment Fee. Co-Borrowers shall pay, concurrently with their execution and delivery of this Agreement, a commitment fee to Lender in the amount of Two Hundred Twenty-Five Thousand Dollars ($225,000) (the “Initial Commitment Fee”). Co-Borrowers shall pay, concurrently with the making of Loan E, a commitment fee to Lender in the amount of Twenty-Five Thousand Dollars ($25,000) (the “Additional Commitment Fee” and collectively with the Initial Commitment Fee, the “Commitment Fee”). The Commitment Fee shall be retained by the Lender and be deemed fully earned upon receipt.

3. Conditions of Loan.

3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, Lender shall have received, in form and substance reasonably satisfactory to Lender, all of the following (unless Lender has agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of any Loan and shall be deemed added to Section 3.2):

(a) Loan Agreement. This Agreement duly executed by each Co-Borrower, Collateral Agent and Lender.

(b) Warrants. The Warrants duly executed by Borrower Representative.

(c) Secretary’s Certificate. A certificate of the secretary or assistant secretary of each Co-Borrower, dated as of the date hereof, with copies of the following documents attached: (i) the certificate of incorporation and bylaws (or equivalent documents) of each Co-Borrower certified by such Co-Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(d) Good Standing Certificates. A good standing certificate from each Co-Borrower’s state of organization and the state in which such Co-Borrower’s principal place of business is located, each dated as of a date no earlier than thirty (30) days prior to the date hereof.

(e) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(f) Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrants and the other Loan Documents.

(g) Legal Opinion. A legal opinion of each Co-Borrower’s counsel, dated as of the date hereof, covering the matters set forth in Exhibit D hereto.

(h) Account Control Agreements. Account Control Agreements for all of each Co-Borrower’s deposit accounts and securities accounts duly executed by all of the parties thereto.

(i) Fees and Expenses. Payment of all fees and expenses then due hereunder or under any other Loan Document.

3.2 Conditions Precedent to Making Loans A, B, C and D. The obligation of Lender to make Loan A, Loan B, Loan C and Loan D is further subject to satisfaction of the following conditions as of the applicable Funding Date:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Note. Each Co-Borrower shall have duly executed and delivered one or more Notes in the amount of Loan A, Loan B, Loan C and Loan D to Lender.

(c) UCC Financing Statements. Lender shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements and UCC financing statement searches, as Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Collateral Agent and Lender pursuant to Section 4. Each Co-Borrower authorizes Collateral Agent and Lender to file any UCC financing statements, continuations of or amendments to UCC financing statements they deem necessary to perfect its security interest in the Collateral.

(d) Funding Certificate. Borrower Representative shall have duly executed and delivered to Lender a Funding Certificate for such Loans.

(e) Equity Raise. Borrower Representative shall have provided Lender with evidence reasonably satisfactory to Lender that Borrower Representative has, on or after December 1, 2019, received cash proceeds of not less than Fifty-Five Million Dollars ($55,000,000) from the sale of Borrower Representative’s Equity Securities.

(f) Representations and Warranties. The representations and warranties made by any Co-Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such Funding Date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

3.3 Conditions Precedent to Making Loan E. The obligation of Lender to make Loan E is further subject to satisfaction of the following conditions as of the applicable Funding Date:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Note. Each Co-Borrower shall have duly executed and delivered one or more Notes in the amount of Loan E to Lender.

(c) Funding Certificate. Borrower Representative shall have duly executed and delivered to Lender a Funding Certificate for such Loan.

(d) Equity Raise. Borrower Representative shall have provided Lender with evidence reasonably satisfactory to Lender that Borrower Representative has, on or after the date of this Agreement, received cash proceeds of not less than Twenty-Five Million Dollars ($25,000,000) from the sale of Borrower Representative’s Equity Securities, which amount shall not include any amounts received by Borrower Representative in satisfaction of Section 3.2(f) above.

(e) Positive Data. Borrower Representative shall have provided Lender with evidence reasonably satisfactory to Lender that Borrower Representative has, on or prior to March 31, 2021, received Positive Phase III Data for Borrower Representative’s FCX-007 drug.

(f) Representations and Warranties. The representations and warranties made by any Co-Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such Funding Date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

(g) Other Documents. Each Co-Borrower shall have provided Lender with such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.4 Covenant to Deliver. Each Co-Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to each Loan, if such Loan is advanced. Each Co-Borrower expressly agrees that the extension of any Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of any Co-

Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in each Lender’s sole discretion.

4. Creation of Security Interest.

4.1 Grant of Security Interests. Each Co-Borrower grants to Collateral Agent and Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by each Co-Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrants). The “Collateral” shall mean and include all right, title, interest, claims and demands of each Co-Borrower in the following:

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of any Co-Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and each Co-Borrower’s books relating to any of the foregoing;

(c) All contract rights and general intangibles (except to the extent included within the definition of Intellectual Property), now owned or hereafter acquired, including goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to any Co-Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by any Co-Borrower (subject, in each case, to the contractual rights of third parties to require funds received by any Co-Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by any Co-Borrower and each Co-Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and each Co-Borrower’s books relating to the foregoing; and

(f) To the extent not covered by clauses (a) through (e), all other personal property of each Co-Borrower, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property; but

Notwithstanding the foregoing, the Collateral shall not include any Excluded Property; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in the foregoing (the “Rights to Payment”).

4.2 After-Acquired Property. If any Co-Borrower shall at any time acquire a commercial tort claim, as defined in the Code, with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000), Borrower Representative shall promptly notify Collateral Agent and Lender in writing signed by Borrower Representative of the brief details thereof and grant to Collateral Agent and Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Collateral Agent and Lender.

4.3 Duration of Security Interest. Collateral Agent’s and Lender’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations, and termination of Lender’s commitment to fund the Loans, whereupon such security interest shall automatically terminate, without delivery of any instrument or performance of any act by any party. Collateral Agent and Lender shall, at Co-Borrowers’ sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4 Location and Possession of Collateral. Except for tangible Collateral having an aggregate value not to exceed Two Hundred Fifty Thousand Dollars ($250,000), all tangible Collateral is and shall remain in the possession of Co-Borrowers at its location listed on the cover page hereof or as set forth in the Disclosure Schedule. Co-Borrowers shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Collateral Agent or Lender for perfection of the security interests therein created hereunder) and so long as no Event of Default has occurred, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.

4.5 Delivery of Additional Documentation Required. Each Co-Borrower shall from time to time execute and deliver to Collateral Agent and Lender, at the reasonable request of

Collateral Agent or Lender, all financing statements and other documents Collateral Agent or Lender may reasonably request, in form reasonably satisfactory to Collateral Agent and Lender, to perfect and continue Collateral Agent’s and Lender’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6 Right to Inspect. Collateral Agent and Lender (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during each Co-Borrower’s usual business hours, to inspect the books and records of each Co-Borrower and Subsidiaries and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify each Co-Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral. Any inspection, test or appraisal conducted hereunder shall be conducted at the sole cost and expense of Co-Borrowers; provided that the Co-Borrowers shall only be obligated to reimburse Collateral Agent and Lender for the costs and expenses of one such inspection, test or appraisal per calendar year or more frequently if an Event of Default has occurred and is continuing.

4.7 Protection of Intellectual Property. Each Co-Borrower shall:

(a) protect, defend and maintain the validity and enforceability of its Owned Intellectual Property, subject to each Co-Borrower’s reasonable business judgement and consistent with past business practices, and advise Collateral Agent in writing upon becoming aware of any material infringements of such Co-Borrower’s Owned Intellectual Property;

(b) not allow any Owned Intellectual Property that is material to any Co-Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent, except as determined in such Co-Borrower’s reasonable business judgment and consistent with past business practices;

(c) provide written notice to Collateral Agent within ten (10) business days of entering or becoming bound by any Restricted License (other than over the counter software that is commercially available to the public or any other license that is not material to the operation of such Co-Borrower’s business); and

(d) use commercially reasonable efforts to take such steps as Collateral Agent or Lender reasonably requests in writing to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Collateral Agent and Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Collateral Agent and Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Collateral Agent’s or Lender’s rights and remedies under this Agreement and the other Loan Documents.

5. Representations and Warranties. Except as set forth in the Disclosure Schedule, which Disclosure Schedule may be updated in connection with the funding of Loan E, each Co-Borrower represents and warrants as follows:

5.1 Organization and Qualification. Each Co-Borrower and its Subsidiaries is a corporation duly organized and validly existing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any jurisdiction in which the conduct of its business or its ownership of Property requires that it be so qualified and licensed or in which the Collateral is located, except for such states as to which any failure to so qualify would not have a Material Adverse Effect.

5.2 Authority. Each Co-Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Each Co-Borrower and its Subsidiaries have all requisite power and authority to own and operate their Property and to carry on their businesses as now conducted except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Co-Borrower and its Subsidiaries have obtained all licenses, permits, approvals and other authorizations necessary for the operation of their business except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.3 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which any Co-Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation or formation, the by-laws, or any other organizational documents of any Co-Borrower or any law or any regulation, order, writ, injunction or decree of any court or Governmental Authority by which any Co-Borrower or any Subsidiary or any of their respective property or assets may be bound or affected except the conflict or breach of which would not reasonably be expected to have a Material Adverse Effect, or any material agreement or instrument to which any Co-Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4 Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurrence of the Loans, the execution and delivery of the other Loan Documents to which any Co-Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of each Co-Borrower. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary for (a) the valid execution and delivery of any Loan Document to which any Co-Borrower is a party, (b) the performance of each Co-Borrower’s obligations under any Loan Document, (c) the granting of the security interest in the Collateral, except for (i) filings in connection with the perfection of the security interest in any of the Collateral, (ii) those obtained or made on or prior to the date hereof or (iii) those the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of each Co-Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5 No Prior Encumbrances. Each Co-Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Each Co-Borrower has good title and ownership of all of such Co-Borrower’s Owned Intellectual Property, as of the date hereof. All material Intellectual Property used in the business is either Owned Intellectual Property, or is licensed by a Co-Borrower, and each such material license is noted on the Disclosure Schedule. Each issued or pending patent which is owned by any Co-Borrower and which is material to any Co-Borrower’s business is, to such Co-Borrower’s knowledge, valid and enforceable, and no part of the Owned Intellectual Property that is material to any Co-Borrower’s business has been judged invalid or unenforceable, in whole or in part. Except as noted on the Disclosure Schedule, no Co-Borrower is a party to, nor is it bound by, any Restricted License. No Co-Borrower has received any written communication alleging that any Co-Borrower has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person. No Co-Borrower has knowledge of any infringement or violation by it of the Intellectual Property rights of any third party and has no knowledge of any violation or infringement by a third party of any Owned Intellectual Property. The Collateral and the Owned Intellectual Property constitute substantially all of the assets and property of Co-Borrowers, and each Co-Borrower owns all Owned Intellectual Property associated with the business of such Co-Borrower and Subsidiaries, free and clear of any liens other than Permitted Liens.

5.6 Security Interest. The provisions of this Agreement create legal and valid security interests in the Collateral in favor of Collateral Agent and Lender, and, assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Collateral Agent and Lender pursuant to this Agreement (a) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lender’s Liens under this Agreement) to the extent such security interest can be perfected by the filing of an appropriately prepared financing statement with the appropriate jurisdiction and (b) are and will continue to be superior and prior to the rights of all other creditors of each Co-Borrower (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lender’s Liens under this Agreement).

5.7 Name; Location of Chief Executive Office, Principal Place of Business and Collateral. No Co-Borrower has done business under any name other than that specified on the signature page hereof. Each Co-Borrower’s jurisdiction of incorporation or formation, chief executive office, principal place of business, and the place where each Co-Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement or as set forth in the Disclosure Schedule. The Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule.

5.8 Litigation. There are no actions or proceedings pending by or against any Co-Borrower or any Subsidiary before any court, arbitral tribunal, regulatory organization, administrative agency or similar body in which an adverse decision would reasonably be expected to have a Material Adverse Effect. No Co-Borrower has knowledge of any such pending or threatened in writing actions or proceedings.

5.9 Financial Statements. All financial statements relating to any Co-Borrower, any Subsidiary or any Affiliate that have been or may hereafter be delivered by any Co-Borrower to Collateral Agent or Lender present fairly in all material respects such Co-Borrower’s Consolidated financial condition as of the date thereof and such Co-Borrower’s Consolidated results of operations for the period then ended.

5.10 No Material Adverse Effect. No event has occurred and no condition exists which would reasonably be expected to have a Material Adverse Effect since December 31, 2018.

5.11 Full Disclosure. No representation, warranty or other statement made by any Co-Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Collateral Agent or Lender (other than any forecasts or projections), when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered. All projections and forecasts delivered to Collateral Agent and Lender by any Co-Borrower, represent the Co-Borrowers’ good faith estimate of future financial performance and are based on assumptions believed by the Co-Borrowers to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Collateral Agent and Lender that projections and forecasts as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections or forecasts may differ from the projected or forecasted results and such differences may be material.

5.12 Solvency, Etc. The Co-Borrowers taken as a whole are Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, the Co-Borrowers taken as a whole will be Solvent. “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.13 Subsidiaries. No Co-Borrower has any Subsidiaries.

5.14 Capitalization. All issued and outstanding Equity Securities of each Co-Borrower are duly authorized and validly issued, fully paid and non-assessable, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities, except for such compliance with such laws that would not reasonably be expected to result in a Material Adverse Effect.

5.15 Catastrophic Events; Labor Disputes. No Co-Borrower, any Subsidiary or any of their respective Property is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that would reasonably be expected to have a Material Adverse Effect. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Co-Borrower or any Subsidiary is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of any Co-Borrower, jurisdictional disputes or organizing activity occurring or threatened which would reasonably be expected to have a Material Adverse Effect.

5.16 Certain Agreements of Officers, Employees and Consultants.

(a) No Violation. To the knowledge of each Co-Borrower, no officer, employee or consultant of any Co-Borrower is, or is now expected to be, in violation of any term of any employment contract, proprietary information agreement, nondisclosure agreement, noncompetition agreement or any other material contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed by any Co-Borrower because of the nature of the business conducted or to be conducted by such Co-Borrower or relating to the use of trade secrets or proprietary information of others, in each case that would reasonably be expected to result in a Material Adverse Effect, and to each Co-Borrower’s knowledge, the continued employment of each Co-Borrower’s officers, employees and consultants does not subject any Co-Borrower to any material liability for any claim or claims arising out of or in connection with any such contract, agreement, or covenant.

(b) No Present Intention to Terminate. To the knowledge of each Co-Borrower, no officer of any Co-Borrower, and no employee or consultant of any Co-Borrower whose termination, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, has any present intention of terminating his or her employment or consulting relationship with any Co-Borrower.

5.17 No Plan Assets. No Co-Borrower nor any Subsidiary is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of any Co-Borrower or any Subsidiary constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) no Co-Borrower nor any Subsidiary is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with any Co-Borrower or any Subsidiary are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

5.18 Sanctions, Etc. No Co-Borrower, any of its Subsidiaries or, to any Co-Borrower’s knowledge, any director, officer, employee, agent or Affiliate of any Co-Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are, (a) the subject or target of any Sanctions or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. To the best of each Co-Borrower’s knowledge, as of the date hereof and at all times throughout the term of this Agreement, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, none of the funds of any Co-Borrower, any Subsidiary or, to any Co-Borrower’s knowledge, of their Affiliates, have been (or will be) derived from any unlawful activity with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable law.

5.19 Regulatory Compliance. No Co-Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System. No Co-Borrower nor any Subsidiary is an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940. No Co-Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no proceeds of any Loan will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.20 Payment of Taxes. All federal income and other material tax returns, reports and statements (including any required attachments thereto or amendments thereof) of each Co-Borrower and its Subsidiaries required to be filed by any of them have been filed (or extensions have been obtained and such extensions have not expired) and all taxes shown on such tax returns as due and payable and all other material taxes imposed on each Co-Borrower and its Subsidiaries that are due and payable and all material governmental assessments, fees and charges upon any Co-Borrower, its Subsidiaries and their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for the payment of any such taxes, assessments, fees and other governmental charges which are not yet delinquent or are being diligently contested by a Co-Borrower in good faith by appropriate proceedings and for which adequate reserves have been made under GAAP. To the knowledge of each Co-Borrower, no tax return of any Co-Borrower or any Subsidiary is currently under an audit or examination, and no Co-Borrower has received written notice of any proposed audit or examination, in each case, where a material amount of tax is at issue. No Co-Borrower is an “S corporation” within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

6. Affirmative Covenants. Each Co-Borrower, until the full and complete payment of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), covenants and agrees that:

6.1 Good Standing. Each Co-Borrower shall maintain, and cause each of its Subsidiaries to maintain, its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect. Each Co-Borrower shall maintain, and cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which would reasonably be expected to have a Material Adverse Effect.

6.2 Government Compliance. Each Co-Borrower shall comply, and cause each of its Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which would reasonably be expected to have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Each Co-Borrower shall deliver to Lender: (a) as soon as available, but in any event within thirty (30) days after the end of each month, a Co-Borrower prepared Consolidated balance sheet, Consolidated income statement and Consolidated cash flow statement covering each Co-Borrower’s operations during such period, certified by such Co-Borrower’s president, treasurer, chief financial officer or vice president of finance (each, a “Responsible Officer”); (b) as soon as available, but in any event within one hundred eighty (180) days after the end of each Co-Borrower’s fiscal year, audited Consolidated financial statements of each Co-Borrower prepared in accordance with GAAP, together with an opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lender (it being acknowledged and agreed that Deloitte is acceptable to Lender); provided, that such financial statements shall not contain a “going concern” qualification or statement, except to the extent (and only to the extent) that such “going concern” qualification or statement relates to the report and opinion accompanying the financial statements for the fiscal year ending immediately prior to the stated final maturity date of the Loans and which qualification or statement is solely a consequence of such impending stated final maturity date under this Agreement; and (c) as soon as available, but in any event within sixty (60) days after the earlier of (i) the end of each Co-Borrower’s fiscal year or (ii) the date of each Co-Borrower’s board of directors’ adoption, each Co-Borrower’s operating budget and plan for the next fiscal year; and (d) such other financial information as Lender may reasonably request from time to time. From and after such time as any Co-Borrower becomes a publicly reporting company, promptly as they are available and in any event: (i) within five (5) days of the time of filing of such Co-Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of such Co-Borrower, the financial statements of such Co-Borrower filed with such Form 10-K; and (ii) within five (5) days of the time of filing of such Co-Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of such Co-Borrower, the Consolidated financial statements of such Co-Borrower filed with such Form 10-Q. In addition, each Co-Borrower shall deliver to Lender (A) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by each Co-Borrower to its security holders and (B) promptly upon receipt of notice thereof, a report of any material legal actions pending or threatened in writing against any Co-Borrower or any Subsidiary or the commencement of any action, proceeding or governmental investigation involving any Co-Borrower or any Subsidiary is commenced that is reasonably expected to result in damages or costs to any Co-Borrower or Co-Borrowers in the aggregate of Two Hundred Fifty Thousand Dollars ($250,000) or more.

6.4 Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3 above, Borrower Representative shall deliver to Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.

6.5 Notice of Defaults. As soon as possible, and in any event within five (5) Business Days after the discovery of a Default or an Event of Default, Borrower Representative shall provide Lender with an Officer’s Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which each Co-Borrower proposes to take with respect thereto.

6.6 Taxes. Each Co-Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes required by law to be paid or imposed upon any Property belonging to it, and will execute and deliver to Collateral Agent and Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and each Co-Borrower will make, and cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required by applicable laws to be paid or withheld by it, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Collateral Agent and Lender with proof satisfactory to Lender indicating that each Co-Borrower and each Subsidiary has made such payments or deposits; provided that no Co-Borrower shall be required to make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings (provided that such proceeding has the effect of staying the collection of such taxes through the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to any Co-Borrower or Co-Borrowers in the aggregate, and that a Co-Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of such Co-Borrower in accordance with GAAP.

6.7 Use; Maintenance. Each Co-Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved except where failure to do so would not reasonably be expected to have a Material Adverse Effect. No Co-Borrower shall permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of Collateral Agent and Lender. No Co-Borrower shall permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. With respect to items of leased equipment (to the extent Collateral Agent and Lender have any security interest in any residual Co-Borrower’s interest in such equipment under the lease), each Co-Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.8 Insurance. Each Co-Borrower shall keep its business and the Collateral insured for risks and in amounts standard for companies in such Co-Borrower’s industry and location. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent and Lender as an additional loss payee and all liability policies shall show Collateral Agent and Lender as an additional insured and all policies shall provide that the insurer must give Collateral Agent at least thirty (30) days’ notice before canceling its policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder). At Collateral Agent’s or Lender’s request, each Co-Borrower shall promptly deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any property policy shall, at Collateral Agent’s or Lender’s option, be payable to Collateral Agent, for the benefit of Lender, or to Lender on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Co-Borrowers shall have the option of applying the proceeds of any property policy, toward productive assets of a kind then used or usable in the business of a Co-

Borrower or Subsidiary, including, without limitation, the replacement or repair of destroyed or damaged property; provided that (a) any such productive assets or replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent and Lender have been granted a first priority security interest and (b) after the occurrence and during the continuation of an Event of Default all proceeds payable under such property policy shall, at the option of Collateral Agent or Lender, be payable to Collateral Agent, for the benefit of Lender, or to Lender on account of the Obligations. If any Co-Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Collateral Agent or Lender may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Collateral Agent or Lender reasonably deems prudent. On or prior to the first Funding Date and prior to each policy renewal, each Co-Borrower shall furnish to Collateral Agent certificates of insurance or other evidence satisfactory to Collateral Agent that insurance complying with all of the above requirements is in effect.

6.9 Further Assurances. At any time and from time to time, each Co-Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Collateral Agent or Lender to make effective the purposes of this Agreement, including the continued perfection and priority of Collateral Agent’s and Lender’s security interest in the Collateral.

6.10 Equity Investment. Borrower Representative shall permit Lender or an Affiliate of Lender, at Lender’s sole discretion, to purchase up to an aggregate amount of Three Million Dollars ($3,000,000) of the Equity Securities sold in Borrower Representative’s next round of equity financing in which Equity Securities having an aggregate purchase price of not less than Twenty Million Dollars ($20,000,000) are sold, at the same price as paid by the other investors in the equity financing. Borrower Representative agrees that it shall notify Lender promptly upon the execution by Borrower Representative of a term sheet or letter of intent setting forth the terms and conditions of such financing and in any event within five (5) days of such execution.

6.11 Subsidiaries. Each Co-Borrower, upon Lender’s or Collateral Agent’s request, shall cause any Subsidiary (other than any Excluded Subsidiary) to provide Lender and Collateral Agent with a guaranty of the Obligations and a security interest in such Subsidiary’s assets to secure such guaranty.

6.12 Keeping of Books. Each Co-Borrower shall keep proper books of record and account, in which full and correct in all material respects entries shall be made of all financial transactions and the assets and business of each Co-Borrower and its Subsidiaries in accordance with GAAP.

6.13 Cash on Deposit. Commencing as of the date of this Agreement, and continuing until the date on which Borrower Representative provides Lender with evidence reasonably satisfactory to Lender that Borrower Representative has received Positive Phase III Data with respect to its FCX-007 drug, Co-Borrowers shall maintain cash on deposit in accounts over which Lender maintains an Account Control Agreement, in an aggregate amount not less than Three Million Dollars ($3,000,000).

6.14 Full Trial Enrollment. Borrower Representative shall achieve full enrollment of its Phase III trial of its FCX-007 drug, on or prior to September 30, 2020, provided, however, that if Borrower Representative does not achieve full enrollment on or prior to September 30, 2020, Co-Borrowers shall, until the date on which Borrower Representative receives Positive Phase III Data with respect to its FCX-007 drug, maintain cash on deposit in accounts over which Lender maintains an Account Control Agreement, in an aggregate amount not less than Five Million Dollars ($5,000,000).

6.15 Landlord Agreements. Co-Borrowers shall use commercially reasonable efforts to provide Lender within thirty (30) days after the date hereof (or such longer period as Lender may agree in its sole discretion) with a Landlord Agreement for each Co-Borrower’s headquarters location and each other location where any Co-Borrower’s books and records and Collateral exceeding Two Hundred Fifty Thousand Dollars ($250,000) in value is located (unless a Co-Borrower is the fee owner thereof).

7. Negative Covenants. Each Co-Borrower, until the full and complete payment of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), covenants and agrees that such Co-Borrower shall not:

7.1 Chief Executive Office. Change its name, jurisdiction of incorporation, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without ten (10) days prior written notice to Collateral Agent.

7.2 Collateral Control. Subject to its rights under Sections 4.4 and 7.4, remove any items of Collateral from any Co-Borrower’s facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule.

7.3 Liens. Create, incur, allow or suffer, or permit any Subsidiary to create, incur, allow or suffer, any Lien on any of its property, or assign or convey any right to receive income, including the sale of any accounts except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have priority to Collateral Agent’s and Lender’s Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the benefit of Lender, or Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Co-Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any Co-Borrower’s or any Subsidiary’s Intellectual Property, except (a) as otherwise permitted in Section 7.4 hereof and (b) as permitted in the definition of “Permitted Liens” herein.

7.4 Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of, or permit any Subsidiary to convey, sell, lease or otherwise dispose, of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for: (a) Transfers of inventory in the ordinary course of business; (b) Transfers of worn-out, obsolete, damaged or surplus equipment made in the ordinary course of business; (c) Transfers permitted under subclause (i) of the definition of Permitted Liens with respect to Collateral; (d) Transfers of cash equivalents in the ordinary course of business made to a Person that is not an Affiliate of any Co-Borrower; (e) conversions of cash equivalents into cash or other cash equivalents; (f) Transfers of past due accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof and in any event, not involving any securitization thereof; (g) (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business; (h) Transfers of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding); (i) Transfers of property by (i) a Co-Borrower or any Subsidiary of a Co-Borrower to a Co-Borrower or (ii) Transfers by any Subsidiary that is not a guarantor of the Obligations to any other Subsidiary; (j) Transfers not otherwise permitted hereunder which are made for fair market value in an aggregate amount not to exceed Two Million Dollars ($2,000,000) in any fiscal year, provided that at the time of such Transfer, no Event of Default shall exist or shall result from such Transfer; (k) to the extent constituting a Transfer, transactions permitted under Section 7.5; (l) the abandonment or cancellation of patents, trademarks, copyrights or other Intellectual Property which are, as of the date of abandonment, not material to the business of any Co-Borrower or any Subsidiary; and (m) licenses of Intellectual Property permitted pursuant to clause (e) of the definition of Permitted Liens.

7.5 Distributions. (a) Pay any dividends or make any distributions, or permit any Subsidiary to pay any dividends or make any distributions, on their respective Equity Securities; (b) purchase, redeem, retire, defease or otherwise acquire, or permit any Subsidiary to purchase, redeem, retire, defease or otherwise acquire, for value any of their respective Equity Securities (other than repurchases or similar payments with respect to equity or equity-like securities pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, value appreciation rights awards or similar arrangements ); (c) return, or permit any Subsidiary to return, any capital to any holder of its Equity Securities as such (other than (i) repurchases or similar payments with respect to equity or equity-like securities pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, value appreciation rights awards or similar arrangements (d) make, or permit any Subsidiary to make, any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (e) set apart any sum for any such purpose; provided, however, (A) any Subsidiary may pay dividends solely to a Co-Borrower or another wholly-owned Subsidiary and (B) any Co-Borrower may pay dividends payable solely in such Co-Borrower’s common stock. Notwithstanding the foregoing, Borrower Representative may repurchase Equity Securities owned by (1) Michael Derby, (2) the Derby 2017 Family Children’s Trust U/A/D 1/17/2017 and (3) Fidelity Securities Fund: Fidelity OTC Portfolio (such repurchase a “Permitted Repurchase”) provided that (x) the Permitted Repurchase occurs within thirty (30) days after Borrower Representative closes a sale of its Equity Securities, (y) not more than twenty-five percent (25%) of the net cash proceeds received by Borrower Representative as a result of such sale of Equity Securities is utilized to complete such Permitted Repurchase, and (z) after giving effect to such Permitted Repurchase, Co-Borrowers’ aggregate cash on deposit in accounts over which Lender and Collateral Agent maintain Account Control Agreements is not less than Twelve Months Operating Cash.

7.6 Mergers or Acquisitions. Merge or consolidate, or permit any Subsidiary to merge or consolidate, with or into any other Person or acquire, or permit any Subsidiary to acquire, all or substantially all of the capital stock or assets of another Person; provided that (a) any

Subsidiary may merge into another Subsidiary and (b) any Subsidiary may merge into a Co-Borrower so long as such Co-Borrower is the surviving entity.

7.7 Change in Business or Ownership. Engage, or permit any Subsidiary to engage, in any business other than the businesses currently engaged in by any Co-Borrower or such Subsidiary, as applicable, or reasonably related thereto or have a change in Borrower Representative’s ownership that results in the Borrower Representative’s investors existing as of the date hereof and their Affiliates ceasing to own, directly or indirectly, at least fifty-one percent (51%) of the voting Equity Securities of Borrower Representative other than by the sale by a Co-Borrower of such Co-Borrower’s Equity Securities in a public offering.

7.8 Transactions With Affiliates; Creation of Subsidiaries. (a) Enter, or permit any Subsidiary to enter, into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Co-Borrowers or such Subsidiary, as applicable, as an arms-length transaction with Persons who are not Affiliates of any Co-Borrower, except for (i) payment of a management fee to Paragon or its Affiliates pursuant to the Management Agreement; provided, however, that the fees described in this clause (i) shall not be paid during any period while an Event of Default has occurred and is continuing or would arise as a result of such payment; provided, further any fees not paid due to the existence of an Event of Default shall be deferred and may be paid when no Event of Default exists or would arise as a result of such payment; (ii) payment of the right of use fee to Paragon or its Affiliates pursuant to the Right of Use Agreement; (iii) payment of transactions fees to Paragon or its Affiliates in connection with the issuance of Indebtedness or Equity Securities of the Co-Borrowers pursuant to the Engagement Letter; (iv) transactions between or among the Co-Borrowers and their Subsidiaries as expressly permitted by this Agreement; and (v) the transactions expressly permitted by Section 7.5(b); or (b) create a Subsidiary without providing at least 10 Business Days advance notice thereof to Lender and, if requested by Lender, such Subsidiary (other than any Excluded Subsidiary) guarantees the Obligations and grants a security interest in its assets to secure such guaranty, in each case on terms reasonably satisfactory to Collateral Agent and Lender.

7.9 Indebtedness Payments. (a) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Agreement) or lease obligations, in each case other than Permitted Indebtedness, (b) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (c) repay any notes to officers, directors or shareholders.

7.10 Indebtedness. Create, incur, assume or permit, or permit any Subsidiary to create, incur, or permit to exist, any Indebtedness except Permitted Indebtedness.

7.11 Investments. Make, or permit any Subsidiary to make, any Investment except for Permitted Investments.

7.12 Compliance.

(a) (i) Become, or permit any Subsidiary to become, an “investment company” or a company controlled by an “investment company” under the Investment Company

Act of 1940, or undertake as one of its important activities, extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; (ii) become, or permit any Subsidiary to become, subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; or (iii) (A) fail, or permit any Subsidiary to fail, to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit, or (B) permit, or permit any Subsidiary to permit, a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur except as would not reasonably be expected to have a Material Adverse Effect; (iv) fail, or permit any Subsidiary to fail, to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to have Material Adverse Effect.

(b) No Co-Borrower shall, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as lender, under-writer, advisor, investor or otherwise). Lender hereby notifies each Co-Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies each Co-Borrower and its principals, which information includes the name and address of each Co-Borrower and its principals and such other information that will allow Lender to identify such party in accordance with Anti-Terrorism Laws.

7.13 Maintenance of Accounts. Except for Excluded Accounts, (a) maintain any deposit account or securities account except accounts with respect to which Collateral Agent and Lender has obtained a perfected security interest in such accounts through one or more Account Control Agreements or (b) grant or allow any other Person (other than Collateral Agent or Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than Collateral Agent or Lender) accomplishing perfection via control as to, any of its deposit accounts or securities accounts.

7.14 Negative Pledge Regarding Intellectual Property. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien of any kind upon any Intellectual Property or Transfer any Intellectual Property, whether now owned or hereafter acquired, other than Permitted Liens or as permitted pursuant to Section 7.4.

8. Events of Default. Any one or more of the following events shall constitute an “Event of Default” by a Co-Borrower under this Agreement:

8.1 Failure to Pay. If any Co-Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (a) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date; or (b) any other portion of the Obligations within five (5) days after receipt of written notice from Lender that such payment is due.

8.2 Certain Covenant Defaults. If any Co-Borrower fails to perform any obligation arising under Sections 6.5, 6.8, 6.13 or 6.14 or violates any of the covenants contained in Section 7 of this Agreement.

8.3 Other Covenant Defaults. If any Co-Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.14), in any of the other Loan Documents and Co-Borrowers have failed to cure such default within twenty (20) days of the occurrence of such default. During this twenty (20) day period, the failure to cure the default is not an Event of Default (but no Loan will be made during the cure period).

8.4 Material Adverse Change. If there occurs a material adverse change in the Co-Borrower’s business, taken as a whole, or if there is a material impairment of the prospect of repayment of a material portion of the Obligations owing to Collateral Agent or Lender or a material impairment of the value or priority of Collateral Agent’s and Lender’s security interest in the Collateral, taken as a whole.

8.5 Investor Abandonment. If Lender determines in its reasonable good faith judgment, that it is the clear intention of Borrower Representative’s investors not to continue to fund Borrower Representative in the amounts and within the timeframe necessary to enable any Co-Borrower to satisfy the Obligations as they become due and payable; if Lender makes this determination, it shall provide Borrower Representative with notice in writing and give Co-Borrowers reasonable opportunity to obtain alternative financing.

8.6 Seizure of Assets, Etc. (a) If any material portion of any Co-Borrower’s or any Subsidiary’s assets (i) is attached, seized, subjected to a writ or distress warrant, or is levied upon or (ii) comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty (20) days, (b) if any Co-Borrower or any Subsidiary is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, (c) if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Co-Borrower’s or any Subsidiary’s assets or (d) if a notice of lien, levy, or assessment is filed of record with respect to any Co-Borrower’s or any Subsidiary’s assets by the United States Government, or any department agency or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after any Co-Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Co-Borrower.

8.7 Service of Process. (a) The service of process upon Collateral Agent or Lender seeking to attach by a trustee or other process any funds of any Co-Borrower on deposit or otherwise held by Collateral Agent or Lender, (b) the delivery upon Collateral Agent or Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of any Co-Borrower on deposit or otherwise held by Collateral Agent or Lender or (c) the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining any Co-Borrower’s deposit accounts or accounts holding securities by any Person (other than Collateral Agent or Lender) seeking to foreclose or attach any such accounts or securities.

8.8 Default on Indebtedness. One or more defaults shall exist under any agreement with any third party or parties which consists of the failure to pay any Indebtedness of any Co-Borrower or any Subsidiary at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or a default shall exist under any financing agreement with a Lender or any Lender’s Affiliates.

8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against any Co-Borrower or Co-Borrowers in the aggregate, or any Subsidiary and shall remain unsatisfied and unstayed for a period of thirty (30) days or more.

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, certification, or report made to Collateral Agent or Lender by or on behalf of any Co-Borrower.

8.11 Breach of Warrant. If Borrower Representative shall breach any material term of any Warrant.

8.12 Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or any Co-Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of any Co-Borrower enforceable in accordance with its terms.

8.13 Involuntary Insolvency Proceeding. (a) If a proceeding shall have been instituted in a court having jurisdiction in the premises (i) seeking a decree or order for relief in respect of any Co-Borrower or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) for the appointment of a receiver, liquidator, administrator, assignee, custodian, trustee (or similar official) of any Co-Borrower or any Subsidiary or for any substantial part of its Property or (iii) for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or (b) such court shall enter a decree or order granting the relief sought in any such proceeding.

8.14 Voluntary Insolvency Proceeding. If any Co-Borrower or any Subsidiary shall (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) consent to the entry of an order for relief in an involuntary case under any such law, (c) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of any Co-Borrower or any Subsidiary or for any substantial part of its Property, (d) shall make a general assignment for the benefit of creditors, (e) shall fail generally to pay its debts as they become due or (f) take any corporate action in furtherance of any of the foregoing.

9. Lender’s Rights and Remedies.

9.1 Rights and Remedies. Upon the occurrence of any Default or Event of Default, Lender shall not have any further obligation to advance money or extend credit to or for the benefit of any Co-Borrower. In addition, upon the occurrence of an Event of Default , Collateral Agent and Lender, so long as such Event of Default has not been waived by Lender in writing, shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Collateral Agent, on behalf of Lender, or Lender (acting alone) may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by each Co-Borrower:

(a) Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans had been voluntarily prepaid, (iii) the unpaid principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.13 or 8.14 all Obligations shall become immediately due and payable without any action by Collateral Agent or Lender);

(b) Protection of Collateral. Make such payments and do such acts as Collateral Agent or Lender considers necessary or reasonable to protect Collateral Agent’s and Lender’s security interest in the Collateral. Each Co-Borrower agrees to assemble the Collateral if Collateral Agent or Lender so requires and to make the Collateral available to Collateral Agent or Lender as Collateral Agent or Lender may designate. Each Co-Borrower authorizes Collateral Agent, Lender and their designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Collateral Agent’s or Lender’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any Co-Borrower’s owned premises, each Co-Borrower hereby grants Collateral Agent and Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Collateral Agent’s and Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(c) Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Collateral Agent, Lender and their agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Co-Borrower’s Intellectual Property, including labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Intellectual Property of a similar nature, now or at any time hereafter owned or acquired by any Co-Borrower or in which any Co-Borrower now or at any time hereafter has any rights; provided that such license (i) shall only be exercisable in connection with the disposition of Collateral upon Collateral Agent’s or Lender’s exercise of its remedies hereunder; (ii) may be exercised only upon the occurrence and so long as such Event of Default has not been waived by Lender in writing; and (iii) applies to the use of the Co-Borrower’s owned trademarks in connection with goods and services of similar type and quality to those theretofore sold by any Co-Borrower under such trademark and consistent with the historical use of such trademark;

(d) Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Co-Borrower’s premises) as Collateral Agent or Lender determines are commercially reasonable; and

(e) Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Co-Borrowers.

9.2 Set Off Right. Upon the occurrence and so long as such Event of Default has not been waived by Lender in writing, Collateral Agent and Lender may set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of any Co-Borrower or any other assets of any Co-Borrower in Collateral Agent’s or Lender’s possession or control.

9.3 Effect of Sale. Upon the occurrence of an Event of Default and so long as such Event of Default has not been waived by Lender in writing, to the extent permitted by law, each Co-Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of any Co-Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Collateral Agent or Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of each Co-Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against each Co-Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through any Co-Borrower, its successors or assigns.

9.4 Power of Attorney in Respect of the Collateral. Each Co-Borrower does hereby irrevocably appoint Collateral Agent, on behalf of Lender (which appointment is coupled with an interest) the true and lawful attorney in fact of such Co-Borrower, with full power of substitution and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect or to continue the perfection of Collateral Agent’s and Lender’s security interests in the Collateral. Each Co-Borrower does hereby irrevocably appoint Collateral Agent, on behalf of Lender (which appointment is coupled with an interest) on the occurrence of an Event of Default, and so long as such Event of Default has not been waived by Lender in writing, the true and lawful attorney in fact of such Co-Borrower, with full power of substitution and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Collateral Agent or Lender were such Co-Borrower itself; (b) to receive payment of and to endorse the name of such Co-Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Collateral Agent’s or Lender’s possession or under Collateral Agent’s or Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Collateral Agent’s or Lender’s reasonable discretion to file any claim or take any other action or proceedings, either in its own name or in the name of such Co-Borrower or otherwise, which Collateral Agent or Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Collateral Agent and Lender in and to the Collateral; (e) endorse such Co-Borrower’s name on any checks or other forms of payment or security; (f) sign such Co-Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under such Co-Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Collateral Agent or Lender determines reasonable; (i) transfer the Collateral into the name of Collateral Agent, Lender or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Collateral Agent or Lender were the outright owner of the Collateral.

9.5 Lender’s Expenses. If any Co-Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Collateral Agent or Lender may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Collateral Agent or Lender reasonably deems prudent. Any amounts paid or deposited by Collateral Agent or Lender shall constitute Lender’s Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Collateral Agent or Lender shall not constitute an agreement by Collateral Agent or Lender to make similar payments in the future or a waiver by Collateral Agent or Lender of any Event of Default under this Agreement. Co-Borrowers shall pay all reasonable fees and expenses, including Lender’s Expenses, incurred by Collateral Agent or Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6 Remedies Cumulative; Independent Nature of Lender’s Rights. Collateral Agent’s and Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Collateral Agent and Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No failure on the part of Collateral Agent or Lender to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right. The Obligations of each Co-Borrower to Lender or Collateral Agent may be enforced by Lender or Collateral Agent against any Co-Borrower in accordance with the terms of this Agreement and the other Loan Documents and, to the fullest extent permitted by applicable law, it shall not be necessary for Collateral Agent or Lender, as applicable, to be joined as an additional party in any proceeding to enforce such Obligations.

9.7 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Collateral Agent or Lender, at the time of or received by Collateral Agent or Lender after the occurrence and of an Event of Default hereunder and so long as such Event of Default has not been waived by Lender in writing) shall be paid to and applied as follows:

(a) First, to the payment of reasonable and documented out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Collateral Agent or Lender, including Lender’s Expenses;

(b) Second, to the payment to Lender of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then first, to the unpaid interest thereon ratably, second, to the amounts which would have otherwise come due under Section 2.3(b)(ii) ratably, if the Loans had been voluntarily prepaid, third, to the principal balance of the Loans ratably, and fourth, to the ratable payment of other amounts then payable to Lender under any of the Loan Documents); and

(c) Third, to the payment of the surplus, if any, to Co-Borrowers, their successors and assigns or to the Person lawfully entitled to receive the same.

9.8 Reinstatement of Rights. If Collateral Agent or Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Collateral Agent and Lender shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10. Waivers; Indemnification.

10.1 Demand; Protest. Each Co-Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Collateral Agent or Lender on which any Co-Borrower may in any way be liable.

10.2 Lender’s Liability for Collateral. So long as Collateral Agent and Lender comply with their obligations, if any, under the Code, neither Collateral Agent nor Lender shall in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than

Collateral Agent’s or Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Co-Borrowers.

10.3 Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:

(a) General Indemnity. Each Co-Borrower agrees upon demand to pay or reimburse Collateral Agent and Lender for all liabilities, obligations and out-of-pocket expenses, including Lender’s Expenses and reasonable fees and expenses of counsel for Collateral Agent and Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Each Co-Borrower shall indemnify, reimburse and hold Collateral Agent, Lender, and each of their respective successors, assigns, agents, attorneys, officers, directors, equity holders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to any Co-Borrower’s property), or bodily injury to or death of any person (including any agent or employee of any Co-Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of any Co-Borrower or any Co-Borrower’s failure to comply with the terms of this Agreement or any other Loan Document. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim of infringement of any Intellectual Property arising from any Co-Borrower’s actions (and excluding, for the sake clarity, any Claims arising from the Collateral Agent’s and/or Lender’s (or their agents and any purchasers) use of the Co-Borrower’s Intellectual Property pursuant to Section 9.1(c)), (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by any Co-Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, no Co-Borrower shall indemnify any Indemnified Person for any liability (x) incurred by such Indemnified Person as a primary result of any Indemnified Person’s gross negligence or willful misconduct, (y) to the extent such Indemnified Person is in material breach of its duties hereunder or (z) to the extent such liability has resulted primarily from a dispute solely among Indemnified Persons not arising out of any act or omission on the part of the Co-Borrowers or their Affiliates. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Collateral Agent’s or Lender’s written demand, Co-Borrowers shall assume and diligently conduct, at its sole cost and expense, the entire defense of the Indemnified Persons against any indemnified Claim described in this Section 10.3(a); provided that Co-Borrowers’ obligation to pay for such defense shall be limited to the reasonable and documented fees and disbursements of one external counsel on behalf of all Indemnified Persons and solely in the event of a conflict of interest, one additional counsel to each group of similarly situated affected Indemnified Persons. No Co-Borrower shall settle or compromise any Claim against or involving Collateral Agent or Lender without first obtaining Collateral Agent’s or Lender’s written consent thereto, which consent shall not be unreasonably withheld. This Section 10.3(a) shall not apply with respect to taxes, other than taxes with respect to a non-tax claim.

(b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH CO-BORROWER AGREES THAT IT SHALL NOT SEEK FROM COLLATERAL AGENT OR LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, Co-Borrowers shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Co-Borrowers; provided that Co-Borrowers’ obligation to pay for such defense shall be limited to the reasonable and documented fees and disbursements of one external counsel on behalf of all Indemnified Persons and solely in the event of a conflict of interest, one additional counsel to each group of similarly situated affected Indemnified Persons. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile to Borrower Representative or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrower	Castle Creek Biosciences, Inc.
Representative:	330 N. Wabash
Chicago, IL 60611
Attention: General Counsel
Ph: (312) 847-1322

If to Horizon:	Horizon Technology Finance Corporation
312 Farmington Avenue
Farmington, CT 06032
Attention: Legal Department
Fax: (860) 676-8655
Ph: (860) 676-8654

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. General Provisions.

12.1 Successors and Assigns. This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by any Co-Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right without the consent of any Co-Borrower to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder, other than, if no continuing Event of Default shall exist, to Disqualified Institutions. Collateral Agent and Lender may disclose the Loan Documents and any other financial or other information relating to any Co-Borrower to any potential participant or assignee of any of the Loans; provided that such participant or assignee agrees to be bound by provisions substantially similar to Section 14 hereof and protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information. Lender shall notify the Co-Borrowers of each sale, transfer, assignment, negotiation or grant of a participation in all or any part of any Loan Document, and the Co-Borrowers shall maintain a register for the recordation of the names and address of each holder of an interest under any Loan Document, and principal amounts (and stated interest) of the Loans owing to each such holder pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Co-Borrowers, Lender and each other holder of an interest under any Loan Document, shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Co-Borrower and Lender, at any reasonable time and from time to time upon reasonable prior notice. The foregoing language is intended to cause the Loan Documents, each Loan, and any transfer or participation thereof, to be in “registered form” as defined in Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and shall be interpreted and applied consistently therewith.

12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a) Entire Agreement. This Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement among Co-Borrowers, Collateral Agent and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Each Co-Borrower acknowledges that it is not relying on any representation or agreement made by Collateral Agent, Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b) Construction. This Agreement is the result of negotiations between and has been reviewed by each Co-Borrower, Collateral Agent and Lender as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against any Co-Borrower, Collateral Agent or Lender. Co-Borrowers, Collateral Agent and Lender agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish any Co-Borrower’s, Collateral Agent’s or Lender’s actual intentions.

(c) Amendments and Waivers. Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender and Co-Borrowers; provided that no such discharge, waiver or consent affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document shall be effective without the written consent of the Collateral Agent. Any and all amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender and each Co-Borrower; provided that no such amendment or modification affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document shall be effective without the written consent of the Collateral Agent. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Co-Borrower in any case shall entitle any Co-Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Collateral Agent, Lender and each Co-Borrower.

12.5 Reliance by Lender. All covenants, agreements, representations and warranties made herein by any Co-Borrower shall be deemed to be material to and to have been relied upon by Collateral Agent and Lender, notwithstanding any investigation by Collateral Agent or Lender.

12.6 No Set-Offs by any Co-Borrower. All sums payable by any Co-Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding. The obligations of Co-Borrowers to indemnify Collateral Agent and Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Collateral Agent or Lender have run.

13. Relationship of Parties. Co-Borrowers and Lender acknowledge, understand and agree that the relationship between each Co-Borrower, on the one hand, and Lender, on the other, is, and at all times shall remain solely that of a borrower and lender. Lender shall not, under any circumstances, be construed to be a partner or a joint venturer of any Co-Borrower or any of its Affiliates; nor shall Lender, under any circumstances, be deemed to be in a relationship of confidence or trust or a fiduciary relationship with any Co-Borrower or any of its Affiliates, or to owe any fiduciary duty or any other duty to any Co-Borrower or any of its Affiliates. Neither Collateral Agent nor Lender undertakes or assumes any responsibility or duty to any Co-Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform any Co-Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Collateral Agent or Lender or the operations of any Co-Borrower or any of its Affiliates. Each Co-Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Collateral Agent or Lender in connection with such matters is solely for the protection of Collateral Agent and Lender and no Co-Borrower nor any Affiliate is entitled to rely thereon.

14. Confidentiality. All information (other than periodic reports filed by any Co-Borrower with the Securities and Exchange Commission) disclosed by any Co-Borrower to Collateral Agent or Lender in writing, including electronically or through inspection pursuant to this Agreement shall be considered confidential, unless expressly indicated otherwise by Co-Borrowers in writing. Collateral Agent and Lender agree to use the same degree of care to safeguard and prevent disclosure of such confidential information as Collateral Agent and Lender use with their own confidential information, but in any event no less than a reasonable degree of care. Neither Collateral Agent nor Lender shall disclose such information to any third party (other than (a) to another party hereto, (b) to Collateral Agent’s or Lender’s members, partners, attorneys, governmental regulators (including any self-regulatory authority) or auditors, (c) to Collateral Agent’s or Lender’s subsidiaries and affiliates, (d) on a confidential basis, to any rating agency, (e) to prospective transferees and purchasers of the Loans or any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to the Obligations, any Co-Borrower, any Loan Document or any payment thereunder, all subject to the same confidentiality obligation set forth herein or (f) as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in any Co-Borrower and the exercise of Collateral Agent’s or Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents. The obligations of confidentiality shall not apply to any information that (i) was known to the public prior to disclosure by any Co-Borrower under this Agreement, (ii) becomes known to the public through no fault of Collateral Agent or Lender, (iii) is disclosed to Collateral Agent or Lender on a non-confidential basis by a third party or (iv) is independently developed by Collateral Agent or Lender. Notwithstanding the foregoing, Collateral Agent’s and Lender’s agreement of confidentiality shall not apply if and solely to the extent that Collateral Agent or Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Collateral Agent’s or Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Collateral Agent’s and Lender’s security interest in the Collateral.

15. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT. EACH CO-BORROWER, COLLATERAL AGENT AND LENDER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT. EACH CO-BORROWER, COLLATERAL AGENT AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

16. Cross-Guaranty of Co-Borrowers.

16.1 Cross-Guaranty. Each Co-Borrower hereby agrees that such Co-Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by each other Co-Borrower. Each Co-Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 16 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 16 shall be absolute and unconditional, irrespective of, and unaffected by:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Co-Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Section 16) or any other Loan Document, or the waiver or consent by Lender with respect to any of the provisions hereof or thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);

(d) the insolvency of any Co-Borrower or any other Person; or

(e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense (other than payment in full of the Obligations) of a surety or guarantor.

Each Co-Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

16.2 Waivers by Co-Borrowers. Each Co-Borrower expressly waives all rights it may have now or in the future under any statute, at common law, at law, in equity or otherwise, to compel Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Co-Borrower, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Co-Borrower. Each Co-Borrower and the Lender agrees that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 16 and such waivers, Lender would decline to enter into this Agreement.

16.3 Benefit of Guaranty. Each Co-Borrower agrees that the provisions of this Section 16 are for the benefit of Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Co-Borrower and the Lender, the obligations of such other Co-Borrower under the Loan Documents.

16.4 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 16.7, each Co-Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are paid in full in cash. Each Co-Borrower acknowledges and agrees that this waiver is intended to benefit Lender and shall not limit or otherwise affect such Co-Borrower’s liability hereunder or the enforceability of this Section 16, and that Lender and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 16.

16.5 Election of Remedies. If Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Lender a Lien upon any Collateral, whether owned by any Co-Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 16. If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies (including, without limitation, its right to enter a deficiency judgment against any Co-Borrower or any other Person), whether because of any applicable laws pertaining to “election of remedies” or the like, each Co-Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation that each Co-Borrower might otherwise have had but for such action by Lender. Any election of remedies that results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Co-Borrower shall not impair any other Co-Borrower’s obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether a Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 16, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

16.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Co-Borrower’s liability under this Section 16 (which liability is in any event in addition to amounts for which such Co-Borrower is primarily liable under this Agreement) shall be limited to an amount not to exceed as of any date of determination the lesser of:

(a) the net amount of all Loans advanced to any other Co-Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Co-Borrower; and

(b) the amount that could be claimed by Lender from such Co-Borrower under this Section 16 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Co-Borrower’s right of contribution and indemnification from each other Co-Borrower under Section 16.7.

16.7 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Co-Borrower shall make a payment under this Section 16 of all or any of the Obligations (other than Loans made to such Co-Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Co-Borrower, exceeds the amount that such Co-Borrower would otherwise have paid if each Co-Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Co-Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Co-Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the commitments to lend hereunder, such Co-Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Co-Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Co-Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Co-Borrower under this Section 16 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 16.7 is intended only to define the relative rights of Co-Borrowers and nothing set forth in this Section 16.7 is intended to or shall impair the obligations of Co-Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement. Nothing contained in this Section 16.7 shall limit the liability of any Co-Borrower to pay the Loans made directly or indirectly to such Co-Borrower and accrued interest, fees and expenses with respect thereto for which such Co-Borrower shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Co-Borrowers to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Co-Borrowers against other Co-Borrowers under this Section 16 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the commitments to lend hereunder.

16.8 Liability Cumulative. The liability of Co-Borrowers under this Section 16 is in addition to and shall be cumulative with all liabilities of each Co-Borrower to the Lender under this Agreement and the other Loan Documents to which such Co-Borrower is a party or in respect of any Obligations or obligation of the other Co-Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER REPRESENTATIVE AND CO-BORROWER: CASTLE CREEK BIOSCIENCES, INC.

By:	/s/ Darien Parhad
Name:	Darien Parhad
Title:	Chief Financial Officer

CO-BORROWER: FIBROCELL SCIENCE, INC.

By:	/s/ Darien Parhad
Name:	Darien Parhad
Title:	Chief Financial Officer

CO-BORROWER: CASTLE CREEK BIOSCIENCES, LLC

By:	/s/ Darien Parhad
Name:	Darien Parhad
Title:	Chief Financial Officer

LENDER: HORIZON TECHNOLOGY FINANCE CORPORATION

By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

[SIGNATURE PAGE TO VENTURE LOAN AND SECURITY AGREEMENT]

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule
Exhibit B	Funding Certificate
Exhibit C	Form of Note
Exhibit D	Form of Legal Opinion
Exhibit E	Form of Officer’s Certificate
Exhibit F	Disqualified Institutions

EXHIBIT A

DISCLOSURE SCHEDULE

[Provided separately – to be inserted upon completion]

EXHIBIT B

FUNDING CERTIFICATE

The undersigned, being the duly elected and acting                of CASTLE CREEK BIOSCIENCES, INC., a Delaware corporation (“Borrower Representative”), does hereby certify to HORIZON TECHNOLOGY FINANCE CORPORATION (“Horizon” or “Lender”) in connection with that certain Venture Loan and Security Agreement dated as of February __, 2020 by and among Borrower Representative, FIBROCELL SCIENCE, INC., a Delaware corporation, CASTLE CREEK BIOSCIENCES, LLC, a Delaware limited liability company, Lender and Horizon as Collateral Agent (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1. The representations and warranties made by each Co-Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct as of the date hereof.

2. No event or condition has occurred that would constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document.

3. Each Co-Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4. All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied.

5. No material adverse change in the general affairs, management, results of operations or financial condition of Co-Borrowers, taken as a whole, whether or not arising from transactions in the ordinary course of business, has occurred.

6. The proceeds for Loan [A/B/C/D/E] shall be disbursed as follows:

Disbursement from Horizon:
Loan Amount	$
Less:
Legal Fees	$
Balance of Commitment Fee	$
Net Proceeds due from Horizon:	$

7. The aggregate net proceeds of Loan [A/B/C/D/E] in the amount of $                 shall be transferred by Horizon to Borrower Representative’s account as follows:

Account Name:
Bank Name:
Bank Address:
Attention:
Telephone:
Account Number:
ABA Number:

Dated: [_], 20[_]

BORROWER REPRESENTATIVE:

CASTLE CREEK BIOSCIENCES, INC.

By:

Name:

Title:

[Signature page to Funding Certificate]

EXHIBIT C

SECURED PROMISSORY NOTE

(Loan [A/B/C/D/E)

$____________________	Dated: [_______, 20__]

FOR VALUE RECEIVED, the undersigned, CASTLE CREEK BIOSCIENCES, INC., a Delaware corporation (“Borrower Representative”), FIBROCELL SCIENCE, INC., a Delaware corporation (“FSI”), CASTLE CREEK BIOSCIENCES, LLC, a Delaware limited liability company (“CCP LLC” and collectively with Borrower Representative, and FSI, “Co-Borrowers”) HEREBY JOINTLY AND SEVERALLY PROMISE TO PAY to HORIZON TECHNOLOGY FINANCE CORPORATION, a Delaware corporation (“Lender”) the principal amount of ____________ Dollars ($__________) or such lesser amount as shall equal the outstanding principal balance of Loan [_] (the “Loan”) made to Co-Borrowers by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate, each as established in accordance with the Loan Agreement (as defined below). Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.] If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Commencing [_], 202[_], through and including [_], 202[_], on the first day of each month (each an “Interest Payment Date”) Co-Borrowers shall make payments of accrued interest only on the outstanding principal amount of the Loan. Commencing on [_], 202[_], and continuing on the first day of each month thereafter (each a “Principal and Interest Payment Date” and, collectively with each Interest Payment Date, each a “Payment Date”), Co-Borrowers shall make to Lender [_] ([_]) equal payments of principal in the amount of [______________] plus accrued interest on the then outstanding principal amount due hereunder. On the earliest to occur of (i) [_], 202[_], (ii) payment in full of the principal balance of the Loan or (iii) an Event of Default and demand by Lender of payment in full of the Loan, Co-Borrowers shall make a payment of [_] and 00/100 Dollars ($[_]) to Lender (the “Final Payment”). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on [_], 202[_]. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated as of February __, 2020 (the “Loan Agreement”), among Co-Borrowers, Lender, and Lender as Collateral Agent. The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Co-Borrowers, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of each Co-Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Co-Borrowers shall pay all fees and expenses, including reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any Co-Borrower’s obligations hereunder not performed when due.

Any reference herein to Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

This Note shall be governed by and construed under the laws of the State of Connecticut. Each Co-Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the state or federal courts located within the State of Connecticut.

IN WITNESS WHEREOF, each Co-Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER REPRESENTATIVE and CO-BORROWER:	CO-BORROWER:

FIBROCELL SCIENCE, INC.
CASTLE CREEK BIOSCIENCES, INC.

By:	By:

Name:	Name:

Title:	Title:

CO-BORROWER:

CASTLE CREEK BIOSCIENCES, LLC

By:

Name:

Title:

[SIGNATURE PAGE TO SECURED PROMISSORY NOTE (LOAN A/B/C/D/E)]

EXHIBIT D

ITEMS TO BE COVERED BY OPINION OF EACH CO-BORROWER’S COUNSEL

1. Co-Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and authorized to do business in the State of [_].

2. Co-Borrower has the full corporate power, authority and legal right, and has obtained all necessary approvals, consents and given all notices to execute and deliver the Loan Documents and perform the terms thereof.

3. The Loan Documents have been duly authorized, executed and delivered by Co-Borrower and constitute valid, legal and binding agreements, and are enforceable in accordance with their terms.

4. To our knowledge, there is no action, suit, audit, investigation, proceeding or patent claim pending or threatened against Co-Borrower in any court or before any governmental commission, agency, board or authority which might have a Material Adverse Effect.

5. The Shares (as defined in the Warrant) issuable pursuant to exercise or conversion of the Warrant have been duly authorized and reserved for issuance by Borrower Representative and, when issued in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

6. The shares of Common Stock issuable upon conversion of the Shares have been duly authorized and reserved and, when issued in accordance with the terms of Borrower Representative’s Certificate of Incorporation, as amended, will be validly issued, fully paid and nonassessable.

7. The execution and delivery of the Loan Documents are not, and the issuance of the Shares upon exercise of the Warrant in accordance with the terms thereof will not be, inconsistent with any Co-Borrower’s Certificate of Incorporation, as amended, or Bylaws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to any Co-Borrower, or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

TO:	HORIZON TECHNOLOGY FINANCE CORPORATION, as Lender

FROM:	CASTLE CREEK BIOSCIENCES, INC., as Borrower Representative

The undersigned authorized officer (“Officer”) of CASTLE CREEK BIOSCIENCES, INC., on behalf of itself and all other Co-Borrowers under and as defined in the Loan Agreement (as defined herein below) (individually and collectively, jointly and severally, “Borrower”), hereby certifies that in accordance with the terms and conditions of the Venture Loan and Security Agreement dated as of February __, 2020 by and among Co-Borrowers, Collateral Agent, and the Lenders from time to time party thereto (the “Loan Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement),

(a) Co-Borrowers are in complete compliance for the period ending ______________ with all required covenants except as noted below;

(b) There are no Events of Default, except as noted below;

(c) Except as noted below, all representations and warranties of each Borrower stated in the Loan Documents are true and correct in all material respects on this date and for the period described in (a), above; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(d) Each Co-Borrower, and each Co-Borrower’s Subsidiaries, has filed all federal income and other material tax returns and reports required to be filed by it, and has paid all taxes reported on such tax returns as due and payable and all other material taxes owed by it, except as otherwise permitted pursuant to the terms of Section 5.8 of the Loan Agreement;

(e) No Liens have been levied or claims made against any Co-Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which such Co-Borrower has not previously provided written notification to Collateral Agent and the Lenders.

Attached are the required documents, if any, supporting our certification(s). The Officer, on behalf of Borrower, further certifies that the attached financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements.

Please indicate compliance status since the last Officer’s Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Actual	Complies
1)	Financial statements	Monthly within 30 days		Yes	No	N/A
2)	Annual (CPA Audited) statements	Within 180 days after FYE		Yes	No	N/A
3)	Annual Financial Projections/Budget (prepared on a monthly basis)	Annually (within 60 days of the earlier of (i) FYE or (ii) BoD approval), and when revised		Yes	No	N/A
4)	8-K, 10-K and 10-Q Filings	If applicable, within 5 days of filing		Yes	No	N/A
5)	Officer’s Certificate	Monthly within 30 days		Yes	No	N/A
6)	Total amount of Co-Borrowers’ cash and cash equivalents at the last day of the measurement period	$

Deposit and Securities Accounts: (Please list all accounts; attach separate sheet if additional space needed)

	Institution Name	Account Number	New Account?		Account Control Agreement in place?
1)			Yes	No	Yes	No
2)			Yes	No	Yes	No
3)			Yes	No	Yes	No
4)			Yes	No	Yes	No

Financial Covenants

Covenant	Requirement	Actual	Compliance
Required Cash on Deposit (Section 6.13 or 6.14, as applicable)	[$_________]	[$________]	Yes	No

Other Matters

If the response to any of the below is “Yes”, please provide an explanation of the circumstances giving rise to such “Yes” response on an attachment hereto.

1)	Have there been any changes in senior management since the last Officer’s Certificate?	Yes	No

2)	Has there been any transfers/sales/disposals/retirement or relocation of Collateral or IP prohibited by the Loan Agreement?	Yes	No

3)	Have there been any new or pending claims or causes of action against Borrower that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00)?	Yes	No

4)	Has any IP been abandoned, forfeited or dedicated to the public since the last Officer’s Certificate?	Yes	No

5)	Has any Default or Event of Default occurred since the last Officer’s Certificate?	Yes	No

6)	Has Borrower sold new shares of equity or made adjustments to existing shares of equity? If yes, please provide applicable supporting documentation.	Yes	No

7)	Has any direct or indirect Subsidiary been formed since the last Officer’s Certificate?	Yes	No

8)	Has any piece of a Borrower’s property been subject to a Lien (other than the lien of Lender pursuant to the Loan Agreement or other Permitted Liens) since the date of the last Officer’s Certificate?	Yes	No

9)	Has any Borrower or any Subsidiary incurred any Indebtedness since the date of the last Officer’s Certificate?	Yes	No

10)	Has Borrower or any Subsidiary made any Investment since the date of the last Officer’s Certificate?	Yes	No

Exceptions: Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

CASTLE CREEK BIOSCIENCES, INC., on behalf of itself and all other Borrowers

By
Name:
Title:
Date:

EXHIBIT F

DISQUALIFIED INSTITUTIONS

[To be provided by Co-Borrowers.]